Exhibit 99.1

Atlas Financial Holdings Announces 2014 Third Quarter Financial Results
Company to Hold Conference Call on November 11, 2014 at 8:30 a.m. ET

Third Quarter 2014 Financial Performance Summary (comparisons to Third Quarter 2013 unless noted):

•	Gross premium written increased by 31.1%, which included an increase of 33.0% in core commercial auto business

•	Excluding premiums related to the Excess Taxi program, gross premium written increased by 53.7% in target owner operator and small fleet accounts

•	The combined ratio improved by 4.3 percentage points to 89.6%

•	Underwriting results improved by $1.6 million, representing a 143.2% increase

•	Operating income was $3.4 million for the three month period ended September 30, 2014, compared to $1.7 million for the three month period ended September 30, 2013

•
Earnings per diluted common share were $0.29, representing a $0.12 increase before the impact of the $1.8 million discount upon redemption of preferred stock which occurred in the third quarter of 2013

•	Book value per common share on September 30, 2014 was $8.24, compared to $6.54 at December 31, 2013 and $6.50 at September 30, 2013

•	Annualized third quarter 2014 return on average common equity was 14.5%

Chicago, Illinois (November 10, 2014) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the third quarter ended September 30, 2014.

Management Comments
“We captured additional share in each of our core markets, driven by vertical growth within the geographic footprint Atlas established over the past 24 months. Gross premiums written continued to grow at a meaningful rate and we reported continued improvements in our combined ratio, which dropped below 90% (89.6%) for the first time since Atlas initially came public. We believe that this trend will persist based upon a continuing favorable pricing environment coupled with our growing scale, which in turn will drive our bottom line and return-on-equity. Atlas continues to work closely with a specialized and dedicated group of independent agents located across the U.S. who are as committed to our specialty niche as we are. As the market leader, we work together with our efficient distribution channel to communicate Atlas’ value proposition to a growing market of owner-operators and small fleets in the public auto sector,” stated Scott D. Wollney, Atlas’ President and CEO. ”We are also looking forward to completing the previously

Exhibit 99.1

announced acquisition of Global Liberty Insurance Company of NY and its affiliated underwriting and premium finance businesses to accelerate our expansion in key markets.”

Financial and Operational Review
Net Income: Atlas generated net income of $3.5 million for the three month period ended September 30, 2014. This compares to net income of $1.7 million in the three month period ended September 30, 2013.

Premium Written: For the three month period ended September 30, 2014, gross premium written increased 31.1% to $42.0 million compared to $32.1 million in the three month period ended September 30, 2013. The improvement relative to the third quarter 2013 is attributable to improved pricing activity across the Company’s core lines. Excluding the Company’s Excess Taxi program, which renewed in the third quarter but is not expected to vary considerable in size year over year, gross premium written on core lines increased 53.7% as compared to the same quarter of 2013. As previously communicated, Atlas entered into a quota share reinsurance agreement effective July 1, 2014 to which 5% of gross premiums written were ceded in the quarter. The related gross unearned premium as of September 30, 2014 was $51.9 million.

Geographic Distribution: The Company reported year-over-year growth in gross written premium in 30 of the 49 states it is actively writing in during the three month period ended September 30, 2014. In 10 of those 30 states, we experienced quarter over quarter growth of greater than 100% due to continued marketing and underwriting efforts and the current market environment.

Combined Ratio:
Atlas' combined ratio improved for the three month period ended September 30, 2014 to 89.6%, compared to 93.9% in the prior year period and 91.9% in the second quarter of 2014. The table below details the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Periods Ended
	September 30, 2014	September 30, 2013
Loss ratio	62.2%	63.4%
Acquisition cost ratio	14.4%	15.9%
Other underwriting expense ratio	13.0%	14.6%
Combined ratio	89.6%	93.9%

•
Loss: The loss ratio relating to claims incurred in the three month period ended September 30, 2014 was 62.2% compared to 63.4% in the three month period ended September 30, 2013. The Company has continued to see incremental opportunities to leverage our decades of experience in the claims area coupled with opportunities to increase price during the third quarter of 2014. Atlas leverages data and experience accumulated over our companies’ many years spent focusing on our niche target markets to properly model potential risk and deliver real value in terms of claims support.

Exhibit 99.1

•
Acquisition Costs: Acquisition costs were $3.7 million in the three month period ended September 30, 2014, or 14.4% of net premium earned, as compared to 15.9% in the three month period ended September 30, 2013. Geographic distribution of premium and the resulting impact on premium taxes may cause this ratio to vary quarter to quarter.

•
Other Underwriting Expenses: The other underwriting expense ratio was 13.0% in the three month period ended September 30, 2014, compared to 14.6% in the three month period ended September 30, 2013. Although Atlas increased headcount by 16% from December 31, 2013 to ensure that the Company is well positioned to take advantage of favorable market conditions and continue to deliver its strong value proposition and above average underwriting results, a reduction in operating expense ratio was achieved through increased operating scale during the quarterly period. As communicated in the first quarter of 2014, the Company also began accruing for expected management and director incentive compensation. This expense represented 1.6% of the other underwriting expense ratio in the three month period ended September 30, 2014.

Underwriting Results: Underwriting results increased to $2.7 million for the three month period ended September 30, 2014, compared to $1.1 million in the prior year same period.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Periods Ended
	September 30, 2014	September 30, 2013
U.S. GAAP net income	$3,493	$1,699
Less: Net realized gains	68	33
Less: Other income	(1)	—
Operating Income	$3,426	$1,666

Atlas' Operating Income for the three month period ended September 30, 2014 was $3.4 million compared to $1.7 million in the three month period ended September 30, 2013.

Earnings per share (“EPS" ): Atlas generated $0.29 per share basic and $0.29 per share diluted for the three month period ended September 30, 2014. This compares to $0.41 per share basic and $0.35 per share diluted in the three month period ended September 30, 2013. The EPS amounts for 2013 included $0.22 per share basic and $0.18 per share diluted related to the August 2013 preferred share redemption.

Share Count: In the third quarter, the Company completed its previously announced equity offering.  As of September 30, 2014, there were 12,210,583 total common shares outstanding.  The following table indicates the

Exhibit 99.1

weighted average common share amounts for basic and dilutive for the three and nine month periods ending September 30, 2014 and September 30, 2013.

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Weighted average basic common shares outstanding	11,808,624	8,217,692	10,643,507	7,802,253
Add:
Dilutive stock options outstanding	147,959	92,579	144,958	64,606
Dilutive warrants	0	508,807	0	438,796
Preferred shares	254,000	1,016,000	254,000	2,032,000
Dilutive average common shares outstanding	12,210,583	9,835,078	11,042,465	10,337,655
Earnings per diluted common share	$0.29	$0.35	$0.75	$0.50

Balance Sheet/Investment Overview
Book Value: Book value per common share was $8.24 based on 11,808,624 common shares outstanding at September 30, 2014, compared to $6.54 based on 9,424,734 common shares outstanding at December 31, 2013. Book value changed relative to December 31, 2013 as follows: an increase of $0.94 related to the issuance of 2,161,000 ordinary voting common shares during the second quarter of 2014, an increase of $0.46 related to net income after tax, an increase of $0.11 related to the change in unrealized gains/losses after tax, an increase of $0.24 related to the change in deferred tax valuation allowance, a decrease of $0.04 related to share based compensation, and a decrease of $0.01 related to accumulated preferred share dividends.

Cash and Invested Assets: Cash and invested assets as of the period ended September 30, 2014 totaled $179.2 million as compared to $139.9 million as at December 31, 2013. The increase was largely due to the Company’s completion of its public offering in May 2014.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of our insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At September 30, 2014 the Company's duration on its portfolio was 4.3 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $768,000 for the three month period ended September 30, 2014, as well as $67,000 of realized gains and other income. This resulted in a 1.9% annualized yield for the three month period ended September 30, 2014, compared to 1.7% in the prior year period. The increase in yield is attributable to the interest rate environment and the Company's increased cash and cash equivalent balances following the second quarter equity raise which are included in the average securities at cost.

Exhibit 99.1

Deferred Tax Assets: Atlas carries a $0.56 per share allowance against its deferred tax assets as of September 30, 2014. In recent quarters, the Company has been consistently reducing its valuation allowance against deferred tax assets by an amount equal to the amount of income tax expense generated for the period. The Company will continue this process in the fourth quarter of 2014. A comprehensive analysis of this policy will take place during the 2014 year-end audit which could result in future reductions or the elimination of the valuation allowance. This reassessment will include but is not limited to continued underwriting profitability, the lack of significant prior year loss reserve development, continuing favorable market conditions, continued positive trend in taxable earnings, and other such indications deemed positive.
Acquisition of Global Liberty
Subsequent to the end of the quarter, on October 17, 2014 Atlas announced that it had entered into a definitive agreement to acquire Global Liberty Insurance Company of New York along with its affiliated underwriting and premium finance companies (collectively, “Global Liberty”) for approximately $25 million.   This transaction is expected to significantly accelerate Atlas’ commercial automobile presence in select sub-segments of the large New York livery market and will add valuable infrastructure on the East Coast to support Atlas’ continuing growth.
The purchase price will include $4 million of AFH preferred shares with an annual dividend rate of 4.5%, payable in cash or in kind, which are convertible to AFH common stock after the fifth anniversary of issuance at an initial rate of .50 common shares per preferred share.  The final amount of preferred shares will be adjusted based on actual loss development related to Global Liberty’s pre-acquisition reserves.  Atlas and the seller have a mutual right to trigger the redemption of these shares for cash after the third anniversary of issuance at $1 per share plus any accrued interest, subject to certain conditions.  The remainder of the purchase price will be paid in cash.  An earn out of up to an additional $1 million may be paid based on underwriting profitability of the New York business during the three years subsequent to the transaction's effective date.  Completion of the transaction is subject to customary closing conditions, including regulatory approval of the change of control of Global Liberty, and is expected to be completed during the first quarter of 2015.
Outlook for 2015
Mr. Wollney continued, “We are continuing to work towards a proportionate market share of 20% in what we estimate to be an approximate $2 billion subset of the commercial auto insurance market. The recent announcement of our acquisition of Global Liberty allows Atlas to take a stronger position in the largest market for public auto in the United States while accelerating our ability to grow premium with expanding margins during the current favorable market cycle. We estimate the public auto premium universe in New York to be approximately $600 million, or approximately 30% of our total addressable market. This acquisition will provide Atlas with an immediate and complementary position in the livery business while improving our operating leverage with profitable premium.”

Mr. Wollney concluded, “We have worked to manage growth while maintaining our strict underwriting profitability guidelines. We continue to run our business to maximize underwriting profit regardless of market cycle. While we

Exhibit 99.1

have been pleased with the improvements in return-on-equity in the first nine months of 2014, we feel that we can continue to drive this further based on the current pricing environment and our strategic growth.”

Conference Call Details
Date/Time:            Tuesday, November 11, 2014 - 8:30 a.m. ET

Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q3-2014. Audio and a transcript of the call will be archived on the Company’s website.

Conference Call Presentation
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release. This presentation is available on the “Earnings Release Info” section of the Company's website's investor relations tab at http://www.atlas-fin.com/InvestorRelations/EarningsReleaseInfo.aspx.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., Camelot Services, Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Additional information about Atlas, including a copy of Atlas' 2013 Form 10-K financial

Exhibit 99.1

statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.
Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2013 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2014 (unaudited)	September 30, 2013 (unaudited)	September 30, 2014 (unaudited)	September 30, 2013 (unaudited)
Net premiums earned	$25,575	$17,976	$70,835	$50,832
Net investment income	768	569	2,226	1,728
Net investment gains	68	33	154	521
Other income	(1))	—	1	8
Total revenue	26,410	18,578	73,216	53,089
Net claims incurred	15,894	11,399	44,235	32,617
Acquisition costs	3,686	2,862	10,252	7,359
Other underwriting expenses	3,329	2,618	10,377	8,633
Expenses incurred related to Gateway acquisition	—	—	—	406
Total expenses	22,909	16,879	64,864	49,015
Income from operations before income tax expense	3,501	1,699	8,352	4,074
Income tax expense	8	—	108	72
Net income attributable to Atlas	3,493	1,699	8,244	4,002
Add: Discount realized on preferred share buyback	—	1,800	—	1,800
Less: Preferred share dividends	24	95	70	596
Net income attributable to common shareholders	$3,469	$3,404	$8,174	$5,206

Basic weighted average common shares outstanding	11,808,624	8,217,692	10,643,507	7,802,253
Earnings per common share, basic	$0.29	$0.41	$0.77	$0.67
Diluted weighted average common shares outstanding	12,210,583	9,835,078	11,042,465	10,337,655
Earnings per common share, diluted	$0.29	$0.35	$0.75	$0.50

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$3,493	$1,699	$8,244	$4,002

Other comprehensive income/(loss):
Changes in net unrealized (losses)/gains	(773))	226	1,748	(3,800))
Reclassification to income	60	(29))	172	(239))
Effect of income tax	242	(65))	(653))	1,375
Other comprehensive (loss)/income for the period	(471))	132	1,267	(2,664))
Total comprehensive income	$3,022	$1,831	$9,511	$1,338

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	September 30, 2014 (unaudited)	December 31, 2013
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $127,282 and $130,751)	$127,109	$128,585
Equity securities, at fair value (cost $1,225 and $258)	1,153	258
Other investments	9,137	1,234
Total Investments	137,399	130,077
Cash and cash equivalents	41,816	9,811
Accrued investment income	668	694
Accounts receivable and other assets (net of allowance of $620 and $776)	51,769	37,944
Reinsurance recoverables on amounts paid	4,660	6,921
Reinsurance recoverables on amounts unpaid	10,676	12,225
Prepaid reinsurance premiums	3,398	2,207
Deferred policy acquisition costs	8,953	6,674
Deferred tax asset, net	11,392	9,319
Intangible assets	740	740
Software and office equipment, net	2,683	2,500
Assets held for sale	166	166
Total Assets	$274,320	$219,278

Liabilities
Claims liabilities	$98,634	$101,385
Unearned premiums	62,927	44,232
Due to reinsurers and other insurers	2,522	2,613
Other liabilities and accrued expenses	10,763	7,350
Total Liabilities	$174,846	$155,580

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 2,000,000 shares issued and outstanding at September 30, 2014 and December 31, 2013. Liquidation value $1.00 per share	$2,000	$2,000

Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 11,638,723 shares issued and outstanding at September 30, 2014 and 9,291,871 shares issued and outstanding at December 31, 2013	35	28

Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—

Additional paid-in capital	195,853	169,595
Retained deficit	(98,252))	(106,496))
Accumulated other comprehensive loss, net of tax	(162))	(1,429))
Total Shareholders’ Equity	$99,474	$63,698
Total Liabilities and Shareholders’ Equity	$274,320	$219,278